Exhibit 99.1

MBIA Inc. Reports First Quarter 2010 Financial Results

Highlights

  MBIA Inc.’s Adjusted Book Value (ABV), a non-GAAP measure, was $36.01 per share at March 31, 2010 compared with $36.35 per share at December 31, 2009.
  MBIA Inc. recorded a net loss to common shareholders of $1.5 billion, or $7.22 per share, for the first quarter of 2010, compared with net income of $696.7 million, or $3.34 per share, in the first quarter of 2009. The net loss in the first quarter of 2010 was primarily driven by a $2.2 billion pre-tax unrealized loss on insured credit derivatives resulting from an improved market perception of MBIA Insurance Corporation’s (MBIA Corp.) credit risk.
  National Public Finance Guarantee Corporation (National) and MBIA Corp., MBIA Inc.’s primary insurance operating subsidiaries, had statutory capital (consisting of policyholders’ surplus and contingency reserves) totaling $2.1 billion and $3.5 billion, respectively, as of March 31, 2010.
  Cash and short-term investments at National and MBIA Corp. totaled $329.4 million and $962.4 million, respectively, as of March 31, 2010. Cash and short-term investments at the Corporate segment of the holding company totaled $321.1 million at quarter-end, while cash and short-term investments in the wind-down Asset Liability Management (ALM) business totaled $1.2 billion at March 31, 2010.

ARMONK, N.Y.--(BUSINESS WIRE)--May 10, 2010--MBIA Inc. (NYSE: MBI) (the Company) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $36.01 as of March 31, 2010, compared with $36.35 as of December 31, 2009. ABV declined modestly in the first quarter as increased credit impairments on insured credit derivatives and insurance incurred losses exceeded earnings from all other sources. Book value per share was $6.61 as of March 31, 2010 compared with $12.66 as of December 31, 2009. The reduction in book value was primarily due to the $2.2 billion pre-tax change in the fair value of insured credit derivatives.

The net loss to common shareholders for the first quarter of 2010 was $1.5 billion, or $7.22 per share, compared with net income of $696.7 million, or $3.34 per share, for the first quarter of 2009. The loss was driven primarily by a $2.2 billion pre-tax unrealized loss on insured credit derivatives. That mark-to-market loss on insured credit derivatives was driven by the impact of improved market prices on recovery rate and credit default swap derivatives in the mark-to-market model, which reduces the non-performance risk components associated with MBIA Corp. The pre-tax loss of $2.3 billion, excluding the $2.2 billion pre-tax mark-to-market on insured credit derivatives, was $48.0 million.

“Our businesses operated near breakeven on an Adjusted Book Value basis this quarter,” said MBIA President and Chief Financial Officer Chuck Chaplin. “Both National and Cutwater Asset Management, our re-branded fee-for-service investment manager, had solid earnings. Our structured finance insured portfolio continued to be impacted by claims associated with ineligible mortgages in our insured RMBS transactions and our Wind-Down Operations realized losses as a result of the adverse credit conditions of the last two and a half years. While macroeconomic and roll rate trends in RMBS appear to be improving, potential volatility remains a factor.”

“We continued our efforts to hold seller/servicers and investment banks accountable for including ineligible and misrepresented collateral in transactions we insured. While the damage done to our balance sheet and franchise is severe, our contractual rights and litigation claims are strong and we are confident that we will ultimately realize substantial recoveries,” Mr. Chaplin continued. “Further, we’re pleased that Cutwater Asset Management has hit the ground running. Third party assets under management increased for the fifth consecutive quarter, and Cutwater provided both earnings and a dividend to the holding company in the first quarter. Finally, signs of market demand for municipal bond insurance continue to be strong.”

The FASB amended its guidance on the consolidation of VIEs effective January 1, 2010. Under the new guidance, Accounting Standards Update No. (ASU) 2009-17 (formerly known as FAS 167), the holder of an economic interest in a VIE that also has the power to direct its most significant economic activities must consolidate the VIE. As of March 31, 2010, the Company’s balance sheet included 49 consolidated VIEs with $14.0 billion of assets and $12.9 billion of liabilities. The net impact of implementing FAS 167 was an increase to shareholders’ equity of $26.7 million, driven by the Company’s election of the fair value option for most of the assets and liabilities of the VIEs. As the liabilities’ value is affected by the market’s perception of MBIA Corp.’s non-performance risk, as of January 1, 2010, the transition effect on shareholders equity is positive.

First Quarter 2010 Segment Results

The following is a summary of results by segment for the first quarter of 2010, as well as book value and ABV per share data. As previously announced, the Company has restructured its asset management subsidiary, now known as Cutwater Asset Management (Cutwater). Cutwater now focuses on its fee-for-service third-party investment advisory business and maintains a separate operating structure. The Asset-Liability Management (ALM) and Conduit segments are in run-off and are now included in Wind-Down Operations. Cutwater continues to manage the assets of the ALM and conduit businesses as well as the investment portfolios of the Company’s insurance subsidiaries.

$ in millions except per share data	U.S. Public Finance	Structured Finance and International	Advisory Services (Cutwater)	Corporate	Wind-down	Consolidated
03/31/10 ABV per share	$20.87	$20.59	$0.34	$(1.13)	$(4.66)	$36.01
12/31/09 ABV per share	$20.70	$20.79	$0.37	$(1.02)	$(4.49)	$36.35
Change in ABV per share	$0.17	$(0.20)	$(0.03)	$(0.11)	$(0.17)	$(0.34)

03/31/10 BV per share	$14.05	$0.72	$0.34	$(1.13)	$(7.37)	$6.61
12/31/09 BV per share	$13.52	$7.75	$0.37	$(1.02)	$(7.96)	$12.66
Change in BV per share	$0.53	$(7.03)	$(0.03)	$(0.11)	$0.59	$(6.05)

1Q 2010 Pre-tax Income	$132	$(2,288)	$3	$(42)	$(66)	$(2,259)
1Q 2009 Pre-tax Income	$87	$1,070	$4	$(28)	$(153)	$985

U.S. Public Finance Results

The Company’s U.S. public finance insurance business is conducted in its National subsidiary. National’s contribution to ABV per share was $20.87 as of March 31, 2010 as compared with $20.70 as of December 31, 2009. The contribution to the Company’s book value per share attributable to National was $14.05 as of March 31, 2010 compared with $13.52 as of December 31, 2009. The increase in book value per share is the result of net income for the segment, primarily driven by premiums earned. The increase in ABV per share is the result of net investment and fee income for the segment, partially offset by operating expenses.

National’s existing book of business generated scheduled premiums earned of $87.5 million in the first quarter of 2010, down 23 percent from $113.7 million in the first quarter of 2009. The decline in scheduled earned premium resulted from high refunding volume over the past several years. Refunded premiums earned totaled $26.8 million in the first quarter, down 26 percent from $36.1 million in the first quarter of 2009.

Pre-tax net investment income for National was $61.7 million in the first quarter of 2010. National’s fee income totaled $14.6 million in the first quarter and included $13.4 million in payments from a reinsurer related to the commutation of a reinsurance agreement.

Pre-tax loss and loss adjustment expenses for National totaled $25.9 million in the first quarter of 2010. The pre-tax losses were primarily attributable to student loan and health care transactions.

National’s expenses in the first quarter of 2010 consisted of $22.4 million from the amortization of deferred acquisition costs associated with ceding commissions paid to MBIA Corp. and $12.9 million in operating expenses.

National had statutory capital of $2.1 billion and claims-paying resources totaling $5.6 billion at March 31, 2010. National’s investment portfolio remains liquid, averaging Double-A credit quality and totaling $5.3 billion as of March 31, 2010. The average asset allocation of National’s investment portfolio in the first quarter was 47 percent taxable securities and 53 percent tax-exempt securities. National’s insured portfolio totaled $499.2 billion in net par outstanding at March 31, 2010.

Structured Finance and International Insurance Results

The Structured Finance and International Insurance segment, which is operated by MBIA Corp. and its subsidiaries, had a contribution to ABV per share of $20.59 as of March 31, 2010, as compared with $20.79 as of December 31, 2009. The contribution to the Company’s book value per share attributable to the Structured Finance and International Insurance segment was $0.72 as of March 31, 2010, compared with $7.75 as of December 31, 2009. The reduction in ABV per share reflects the impact of impairments on insured credit derivatives and incurred losses primarily attributable to insured second-lien mortgage loan transactions, partially offset by expected recoveries related to the inclusion of ineligible mortgages in insured consolidated VIE exposures. Book value per share declined as a result of the impact of improved market prices on recovery rate and credit default swap derivatives in the mark-to-market model, which reduces the non-performance risk components associated with MBIA Corp.

The Structured Finance and International Insurance segment’s existing book of business generated $71.3 million in total premiums earned in the first quarter, down 40 percent from $119.8 million in the first quarter of 2009. The segment also had $5.6 million of premiums associated with consolidated VIEs that are not reflected in the first quarter 2010 results and $29 million of premiums on its insured credit default swaps that are reflected in realized gains (losses) and other settlements on insured derivatives.

Pre-tax net investment income was $34.0 million for the first quarter of 2010. MBIA Corp. continues to hold a high proportion of cash and short-term securities in its investment portfolio. Pre-tax fee income totaled $124.3 million in the first quarter, including $95.7 million in non-recurring fees related to a reinsurance commutation. The fees related to the reinsurance commutation compensated MBIA Corp. for potential future performance volatility related to the reassumed exposures. Pre-tax realized losses and other settlements on insured credit derivatives totaled $34.2 million in the first quarter. Pre-tax unrealized net losses (marks-to-market) on insured credit derivatives were $2.2 billion in the first quarter driven by the impact of improved market prices on recovery rate and credit default swap derivatives in the mark-to-market model, which reduces the non-performance risk components associated with MBIA Corp.

In the first quarter of 2010, operating expenses were $26.0 million, the amortization of previously deferred expenses totaled $48.4 million and interest expense was $34.7 million.

During the first quarter of 2010, the Company increased its expectations for losses on insured exposures in the Structured Finance and International Insurance segment. The net increase in loss expectations from non-consolidated VIE financial guarantee exposures, insured and consolidated VIE exposures and insured credit derivatives is summarized below. The estimated insured credit derivative and insured consolidated VIE impairments are analogous to case loss reserves on financial guarantee policies as all three represent the present value of future expected loss payments net of recoveries.

Description	Amount
Losses and LAE on Non-Consolidated VIE Financial Guarantee Exposures	$188.5
Insured Consolidated VIE Credit Impairments	$(107.8)
Insured Credit Derivative Impairments	$207.2
TOTAL	$287.9

The Structured Finance and International Insurance segment recorded $188.5 million in loss and loss adjustment expenses on non-consolidated VIE exposures in the first quarter of 2010 primarily in connection with its exposure to insured second-lien RMBS transactions. Included in the $188.5 million in loss and loss adjustment expenses on non-consolidated VIE exposures were $310.0 million of loss and loss adjustment expenses incurred on RMBS exposures that were partially offset by a $133.6 million salvage benefit from estimated recoveries on ineligible mortgages.

Although changes in the fair values of consolidated VIE assets and liabilities are reflected in the Company’s income statement, the Company makes supplemental disclosures of credit impairments, a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures), associated with insured consolidated VIEs in order to provide investors with management’s view of the performance of its insured portfolio irrespective of the GAAP accounting treatment of such losses. Such amounts are included as case loss reserves in the statutory results of the Company’s insurance subsidiaries. Insured consolidated VIE credit impairments were a negative $107.8 million in the first quarter as the increase in salvage from estimated recoveries on ineligible mortgages related to these exposures exceeded the increase in case loss reserves.

During the first quarter, the Company increased its expected recoveries recorded in connection with ineligible mortgages in certain insured second-lien residential mortgage loan securitizations that are subject to contractual obligations by the seller/servicers to repurchase or replace the mortgages. The Company’s estimates for expected recoveries related to these ineligible mortgages increased from $1.5 billion as of December 31, 2009 to $1.9 billion as of March 31, 2010 following additional file reviews. The $1.9 billion estimated recovery amount includes $715 million recorded as an asset of consolidated VIEs. The estimates reflect a probability distribution of net cash inflows resulting from the repurchase of the ineligible mortgages by the seller/servicers that takes into account the probability that such expected recoveries may not be realized. The Company is continuing to review and evaluate additional mortgage loans in its insured RMBS pools and expects that there will be a substantial number of additional mortgages in these or in other transactions that are subject to repurchase or replacement obligations by the seller/servicer. These recoveries affect the Company’s loss and loss adjustment expense, insurance recoveries and the fair value of assets of the consolidated VIEs.

While the Company believes that these ineligible mortgage loans must be repurchased or replaced, successful challenges of such determinations by the seller/servicers or their inability to pay could result in the Company recovering less than the amount of its estimated recoveries. Alternatively, prevailing in litigation could result in estimated recoveries that are substantially higher than the amounts currently recognized as recoveries.

The Company also discloses credit impairments for its insured credit derivatives. Although the Company’s income statement includes the change in fair value (mark-to-market) of insured credit derivatives, it regards the changes in credit impairment estimates as critical information for investors since the credit impairment estimates reflect the present values of amounts it expects to pay in claims net of recoveries with respect to insured credit derivatives.

The Company estimated $207.2 million in additional credit impairments in the first quarter of 2010. Multi-sector CDO exposures accounted for $83.8 million of the incremental impairments, reflecting additional deterioration in the performance of the securities underlying these transactions. The remaining $123.4 million in credit impairments in the first quarter related to certain insured transactions backed by pools of commercial mortgage backed securities (CMBS), reflecting higher delinquency rates on the underlying loans. Although underlying loan delinquencies have continued to rise in these exposures, the Company has observed very few loan liquidations or property sales within the underlying CMBS securities. There has been no material erosion to date in the credit enhancement protecting MBIA Corp. from losses in these CMBS pool exposures, but in light of these higher delinquencies the Company has increased the probability that there will be future claims in some scenarios in the Company’s probability-weighted expected cash flow analysis, which resulted in the estimated impairments. The Company believes that there is a small probability of substantial losses from these exposures.

As of March 31, 2010, the Company carried a net derivative liability (the cumulative negative mark-to-market on insured credit derivatives) of $5.9 billion for all non-consolidated VIE insured credit derivatives. Other than the credit impairments, the Company expects the unrealized gains and losses in fair value (marks-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives.

The Structured Finance and International Insurance segment’s insured portfolio declined in size during the first quarter, to $196.6 billion as of March 31, 2010 from $204.5 billion as of December 31, 2009. Nine insured credit derivative transactions representing $2.5 billion in net par exposure either matured or were contractually terminated prior to maturity in the first quarter without payments by MBIA Corp. The reduction in net par resulting from amortization, terminations and maturities during the quarter was partially offset by the reassumption of approximately $2.1 billion in previously ceded exposure as a result of a commutation agreement with a reinsurer.

During the first quarter, MBIA Corp. paid a total of $461.4 million in net claims in connection with its second-lien residential mortgage exposures. Net claims on insured RMBS have been trending downward each quarter since peaking at $636.3 million in the second quarter of 2009.

MBIA Inc. consolidated 49 VIEs in the quarter as a result of the implementation of FAS 167. Almost all of these transactions are VIEs where MBIA Corp. has provided a bond insurance policy or guarantee in synthetic form. Most of the transactions are accounted for on a fair value basis. The premiums and loss reserves of those transactions have been eliminated and the changes in fair value reflected in the income statement. In the first quarter, the VIEs represented $44.3 million of total consolidated pre-tax results, driven by estimated recoveries related to ineligible mortgages in RMBS securitizations.

MBIA Corp. had statutory capital of $3.5 billion and claims-paying resources totaling $6.1 billion at March 31, 2010. As of March 31, 2010, MBIA Corp.’s statutory balance sheet reflected $3.9 billion in cash and invested assets including $962.4 million of cash and short-term investments available to meet demands on its liquidity. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

Advisory Services

The Company’s Advisory Services business is conducted in its Cutwater Asset Management subsidiary. Cutwater’s operating results reflected a solid performance in its first quarter as a standalone third-party asset manager as pre-tax income for the segment totaled $3.1 million. Cutwater paid a $9.0 million dividend to MBIA Inc. during the first quarter and going forward Cutwater is expected to pay regular dividends out of its after-tax income.

Cutwater’s contribution to both book value and ABV per share was $0.34 as of March 31, 2010 as compared with $0.37 as of December 31, 2009. The decreases in both ABV and book value per share are the result of the dividend paid to MBIA Inc., partially offset by net income for the segment.

Cutwater’s ending assets under management were $43.0 billion at March 31, 2010, up 2 percent from $42.1 billion at year-end 2009. Total assets under management at quarter end comprised $26.2 billion of third-party assets and $16.8 billion of assets managed for MBIA Inc. and its subsidiaries. Third-party assets under management increased 3 percent between December 31, 2009 and March 31, 2010 reflecting both increases to assets under management for existing clients and additional assets from new clients as Cutwater performed well against industry benchmarks.

Corporate Segment

In 2009, the Company established a new subsidiary, Optinuity Alliance Resources Corporation (Optinuity), to provide portfolio and operational support services to MBIA Inc. and its subsidiaries and affiliates. The formation of Optinuity was part of an internal effort to better align employees with the legal entities that they support, given the Company’s strategic direction of conducting business through multiple operating entities. Certain MBIA Insurance Corporation employees who provide services to multiple operating entities were transferred to Optinuity as of January 1, 2010. Each of MBIA Inc.’s operating entities has contracted for services from Optinuity in exchange for a fee. Optinuity’s revenues and expenses, which offset each other in the first quarter of 2010 and are eliminated in consolidation, are now included in the Corporate segment’s reporting.

The Corporate segment’s contribution to both consolidated book value and ABV per share was $(1.13) as of March 31, 2010, as compared with $(1.02) as of December 31, 2009.

As of March 31, 2010 the Corporate segment of the holding company had $321.1 million in cash and short-term investments. The Company had previously expected a tax refund of approximately $500 million under the five-year NOL carryback provision of the tax law. The Company has filed its return and now expects a refund of approximately $391 million. In accordance with Company’s tax sharing agreement, MBIA Corp. is expected to receive approximately $251 million of the refund and National is expected to receive approximately $3 million. Existing cash and expected cash flows to the holding company are anticipated to be sufficient to cover its cash needs through 2015, even if no dividends are received from the Company’s insurance, asset management or advisory subsidiaries.

During the first quarter, the Company repurchased $23.1 million par amount of the preferred shares of MBIA Corp. for approximately $2.5 million and approximately $2.0 million of its 9.375% Notes due February 2011 at par. The Company did not repurchase any of its common stock during the first quarter.

Wind-Down Operations

The contribution of Wind-Down Operations to ABV per share declined from $(4.49) at December 31, 2009 to $(4.66) as of March 31, 2010. Its contribution to book value per share improved from $(7.96) as of December 31, 2009 to $(7.37) as of March 31, 2010. The reduction in ABV per share reflects the impact of investment losses related to other-than-temporary impairments of assets in the ALM asset portfolio. Book value per share improved slightly due to a reduction in unrealized losses in Other Comprehensive Income (OCI).

During the first quarter the ALM business continued repaying its secured loan from MBIA Corp. due in November 2011. The outstanding balance was reduced to $1.455 billion as of March 31, 2010 from $1.6 billion at December 31, 2009 and from an original loan balance of $2.0 billion.

Conduit assets totaled $1.9 billion as of March 31, 2010, essentially unchanged from year-end 2009. The book value of conduit equity at March 31, 2010 was $90.1 million, up slightly from $88.6 million at year-end 2009.

Adoption of New Accounting Standard

The Company adopted FAS 167 effective January 1, 2010. Under the new guidance, the holder of an economic interest in a VIE that also has the power to direct its most significant economic activities must consolidate the VIE. Many of the transactions insured by the Company’s insurance subsidiaries involve special purpose vehicles that are VIEs, and the Company’s insurance subsidiaries generally have substantial rights under their insurance policies to direct the activities of the VIE when performance and other triggers are breached.

The following is a summary of the consolidated VIEs as of March 31, 2010:

Description	Number of VIEs	Assets	Liabilities
Insured CDOs	29	$5,969	$6,151
Insured RMBS Transactions	11	$2,441	$1,936
Non-U.S. Insured PFI Transaction	1	$501	$165
Managed Mutual Fund	1	$135	$2
Conduits	2	$1,935	$1,830
Insurance Securitizations	4	$2,840	$2,807
Re-REMIC	1	$164	$0
TOTAL	49	$13,985	$12,891

Under FAS 167, the Company could elect the fair value option method or amortized cost method upon the consolidation of each VIE. Where the fair value option was elected, the net change in the fair values of assets and liabilities is reflected on the Company’s income statement. Where the amortized cost option was elected, the net interest spread between assets and liabilities and any investment gains and losses are reflected on the Company’s income statement.

In the future, the amended consolidation guidance may result in volatility in financial results, as transactions can transition between insurance accounting and consolidation accounting based on changes in circumstances and due to the inherent volatility of fair value estimates of non-traded instruments. Consolidation of VIEs does not alter the insurance exposure of the Company’s subsidiaries – they continue to provide guarantees of payments on the insured debts of the VIEs and do not guarantee the fair value of the equity of the VIEs.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, May 11, 2010 at 8:00 AM (EDT) to discuss its first quarter 2010 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 71796657. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 11 until 5:00 p.m. on May 25 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 71796657. In addition, a recording of the call will be available on the Company's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will experience severe losses due to increased deterioration in its insurance portfolios; significant fluctuations in liquidity and asset values with the global credit markets; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; the Company’s ability to favorably resolve regulatory proceedings and litigation claims against the Company and legal actions initiated by the Company in connection with potential insurance loss recoveries; an inability to achieve high, stable credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York, is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City and Sydney. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV provides additional information that gives a comprehensive measure of the value of the Company. ABV includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities. ABV also excludes the impact of consolidating VIEs within the Company’s insurance operations. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Credit Impairments: Although the changes in fair value of insured credit derivatives and financial assets and financial liabilities of consolidated VIEs are included in MBIA’s income statement, the Company believes the supplemental disclosure of credit impairments, which are the present value of future expected loss and loss adjustment expense payments, net of recoveries, of insured credit derivatives and of insured obligations issued by consolidated VIEs, provides additional important information for investors. The Company expects the gains and losses in fair value of insured credit derivatives to reverse over time, and believes credit impairments provide an estimate of loss and loss adjustment expense payments, net of recoveries.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	March 31, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$9,481,480 and $10,366,737)(includes hybrid financial instruments
at fair value $31,155 and $30,690)	$8,750,412	$9,330,413
Investments pledged as collateral, at fair value (amortized cost $599,328 and $587,648)	582,055	557,245
Short-term investments held as available for sale, at fair value (amortized
cost $2,614,979 and $2,696,724)	2,615,673	2,688,208
Other investments (includes investments at fair value of $266,765 and $252,608)	269,409	255,491
Total investments	12,217,549	12,831,357
Cash and cash equivalents	766,576	803,243
Accrued investment income	100,211	94,821
Premiums receivable	1,744,040	2,020,619
Deferred acquisition costs	431,887	469,550
Prepaid reinsurance premiums	292,146	357,773
Insurance loss recoverable	1,905,349	2,444,754
Reinsurance recoverable on paid and unpaid losses	60,332	61,996
Goodwill	31,371	31,371
Property and equipment, at cost (less accumulated depreciation of $138,159 and $139,076)	75,315	76,834
Receivable for investments sold	79,708	18,088
Derivative assets	775,866	865,708
Current income taxes	406,100	545,883
Deferred income taxes, net	1,611,554	716,615
Other assets	50,062	50,448
Assets of consolidated VIEs:
Cash	461,966	-
Investments held-to-maturity, at amortized cost (fair value $4,453,636 and $2,800,400)	4,755,101	3,131,765
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $0 and $754,096)	-	516,369
Fixed-maturity securities at fair value	5,545,816	128,112
Loans receivable at fair value	2,434,232	481,622
Loan repurchase commitments	714,686	-
Derivative assets	18,137	-
Other assets	54,869	53,844
Total assets	$34,532,873	$25,700,772

Liabilities and Equity
Liabilities:
Unearned premium revenue	$4,576,418	$4,955,256
Loss and loss adjustment expense reserves	1,243,580	1,580,021
Reinsurance premiums payable	194,319	239,154
Investment agreements	2,535,543	2,725,958
Medium-term notes (includes financial instruments carried at
fair value $117,079 and $109,768)	2,171,885	2,285,047
Securities sold under agreements to repurchase	502,001	501,871
Short-term debt	114,884	18,112
Long-term debt	1,939,189	2,223,536
Deferred fee revenue	10,643	11,061
Payable for investments purchased	90,075	15,780
Derivative liabilities	6,636,269	4,593,760
Other liabilities	258,158	304,066
Liabilities of consolidated VIEs:
Variable interest entity notes (includes financial instruments carried
at fair value $7,275,765 and $0)	11,447,235	3,179,712
Long-term debt	431,403	433,132
Derivative liabilities	985,679	9,104
Other liabilities	26,709	18,326
Total liabilities	33,163,990	23,093,896
Equity:
Common stock	275,079	274,827
Additional paid-in capital	3,059,231	3,057,733
Retained earnings	590,801	2,393,282
Accumulated other comprehensive loss	(376,077)	(940,871)
Treasury stock	(2,194,470)	(2,194,873)
Total shareholders' equity of MBIA Inc.	1,354,564	2,590,098
Preferred stock of subsidiary	14,319	16,778
Total equity	1,368,883	2,606,876
Total liabilities and equity	$34,532,873	$25,700,772

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

	U.S. Public Finance	Structured Finance and International	Advisory
Three Months Ended March 31, 2010	Insurance	Insurance	Services		Wind-down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$87,538	$67,063	$-	$-	$-	$154,601	$(22,299)	$132,302
Refunding premiums earned	26,753	4,241	-	-	-	30,994	(6,479)	24,515
Total premiums earned	114,291	71,304	-	-	-	185,595	(28,778)	156,817

Net investment income	61,741	34,049	(189)	5,255	26,488	127,344	(5,420)	121,924
Fees and reimbursements	14,612	124,308	16,106	23,487	-	178,513	(56,534)	121,979

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on
insured derivatives	102	(34,232)	-	-	-	(34,130)	-	(34,130)
Unrealized losses on insured derivatives	(84)	(2,211,341)	-	-	-	(2,211,425)	-	(2,211,425)
Net change in fair value of insured derivatives	18	(2,245,573)	-	-	-	(2,245,555)	-	(2,245,555)

Net losses on financial instruments at fair value
and foreign exchange	-	(2,919)	(70)	(28,349)	(13,862)	(45,200)	-	(45,200)
Net realized gains (losses)	2,473	5,269	994	1,915	(11,112)	(461)	-	(461)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary
impairments	-	(191)	-	-	(165,219)	(165,410)	-	(165,410)
Other-than-temporary impairments recognized in
accumulated other comprehensive loss	-	(2,337)	-	-	138,015	135,678	-	135,678
Net investment losses related to other-than-temporary
impairments	-	(2,528)	-	-	(27,204)	(29,732)	-	(29,732)
Net losses on extinguishment of debt	-	-	-	-	(2)	(2)	-	(2)
Revenues of consolidated VIEs:
Net investment income	-	10,380	-	-	4,790	15,170	-	15,170
Net gains on financial instruments at fair value
and foreign exchange	-	106,093	-	-	10,152	116,245	6,690	122,935
Net realized losses	-	(74,244)	-	-	-	(74,244)	-	(74,244)
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary
impairments	-	-	-	-	-	-	-	-
Other-than-temporary impairments recognized in
accumulated other comprehensive loss	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary
impairments	-	-	-	-	-	-	-	-

Total revenues	193,135	(1,973,861)	16,841	2,308	(10,750)	(1,772,327)	(84,042)	(1,856,369)

Expenses:
Losses and loss adjustment	25,895	188,504	-	-	-	214,399	-	214,399
Amortization of deferred acquisition costs	22,419	48,422	-	-	-	70,841	(48,093)	22,748
Operating	12,949	26,013	13,705	27,017	3,646	83,330	(21,311)	62,019
Interest	-	34,737	-	16,881	47,908	99,526	(15,200)	84,326
Expenses of consolidated VIEs:
Operating	-	6,197	-	-	534	6,731	(829)	5,902
Interest	-	10,380	-	-	3,283	13,663	-	13,663

Total expenses	61,263	314,253	13,705	43,898	55,371	488,490	(85,433)	403,057

Pre-tax income (loss)	$131,872	$(2,288,114)	$3,136	$(41,590)	$(66,121)	$(2,260,817)	$1,391	(2,259,426)

Benefit for income taxes								(779,190)

Net loss								(1,480,236)

Preferred stock dividends of subsidiary								-

Net loss available to common shareholders								$(1,480,236)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

	U.S. Public Finance	Structured Finance and International	Advisory
Three Months Ended March 31, 2009	Insurance	Insurance	Services		Wind-down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$113,699	$119,034	$-	$-	$-	$232,733	$(37,758)	$194,975
Refunding premiums earned	36,147	746	-	-	-	36,893	(3,199)	33,694
Total premiums earned	149,846	119,780	-	-	-	269,626	(40,957)	228,669

Net investment income	31,100	85,979	(11)	7,247	60,778	185,093	(26,499)	158,594
Fees and reimbursements	244	41,926	13,171	-	490	55,831	(36,610)	19,221

Change in fair value of insured derivatives:
Realized gains and other settlements on
insured derivatives	56	31,726	-	-	-	31,782	-	31,782
Unrealized gains (losses) on insured derivatives	(355)	1,609,519	-	-	-	1,609,164	-	1,609,164
Net change in fair value of insured derivatives	(299)	1,641,245	-	-	-	1,640,946	-	1,640,946

Net gains (losses) on financial instruments at fair value
and foreign exchange	-	198	36	(8,804)	54,485	45,915	-	45,915
Net realized gains (losses)	-	8,322	12	(959)	26,814	34,189	-	34,189

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary
impairments	-	-	-	-	(195,845)	(195,845)	-	(195,845)
Other-than-temporary impairments recognized in
accumulated other comprehensive loss	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary
impairments	-	-	-	-	(195,845)	(195,845)	-	(195,845)
Net gains on extinguishment of debt	-	488	-	775	3,677	4,940	5,158	10,098
Revenues of consolidated VIEs:
Net investment income	-	20,801	-	-	9,507	30,308	-	30,308
Net losses on financial instruments at fair value
and foreign exchange	-	-	-	-	(8,536)	(8,536)	-	(8,536)
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(34,144)	-	-	-	(34,144)	-	(34,144)
Other-than-temporary impairments recognized in
accumulated other comprehensive loss	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary
impairments	-	(34,144)	-	-	-	(34,144)	-	(34,144)

Total revenues	180,891	1,884,595	13,208	(1,741)	(48,630)	2,028,323	(98,908)	1,929,415

Expenses:
Losses and loss adjustment	57,748	635,977	-	-	-	693,725	-	693,725
Amortization of deferred acquisition costs	28,256	57,537	-	-	-	85,793	(65,093)	20,700
Operating	7,790	65,460	9,618	8,342	8,298	99,508	(8,280)	91,228
Interest	-	33,557	-	17,736	89,295	140,588	(30,693)	109,895
Expenses of consolidated VIEs:
Operating	-	89	-	-	1,223	1,312	-	1,312
Interest	-	21,393	-	-	5,991	27,384	-	27,384

Total expenses	93,794	814,013	9,618	26,078	104,807	1,048,310	(104,066)	944,244

Pre-tax income (loss)	$87,097	$1,070,582	$3,590	$(27,819)	$(153,437)	$980,013	$5,158	985,171

Provision for income taxes								284,523

Net income								700,648

Preferred stock dividends of subsidiary								3,942

Net income available to common shareholders								$696,706

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		March 31, 2010
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	Cutwater Asset Management	Corporate	Wind-down Operations	Consolidated

Reported Book Value		$14.05	$0.72	$0.34	($1.13)	($7.37)	$6.61

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax	0.00	19.15	0.00	0.00	0.00	19.15

Less:	Cumulative impairments on insured
	credit derivatives, after tax	0.00	(6.63)	0.00	0.00	0.00	(6.63)

Reverse:	Unrealized (gains) losses included in OCI	(0.14)	0.16	0.00	0.00	2.87	2.89

Reverse:	Impact of consolidating certain VIEs (1)	0.00	1.58	0.00	0.00	0.00	1.58

Analytic Book Value		13.91	14.98	0.34	(1.13)	(4.50)	23.60

Plus:	Net unearned premium revenue, after tax (2)(3)	8.02	6.45	0.00	0.00	0.00	14.47

Plus:	Wind-down Operations future spread adjustment (3)	0.00	0.00	0.00	0.00	(0.16)	(0.16)

Plus:	Loss provision (4)	(1.06)	(0.84)	0.00	0.00	0.00	(1.90)

Adjusted Book Value (5)		$20.87	$20.59	$0.34	($1.13)	($4.66)	$36.01

		December 31, 2009
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	Cutwater Asset Management	Corporate	Wind-down Operations	Consolidated

Reported Book Value		$13.52	$7.75	$0.37	($1.02)	($7.96)	$12.66

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax	0.00	12.09	0.00	0.00	0.00	12.09

Less:	Cumulative impairments on insured
	credit derivatives, after tax	0.00	(5.89)	0.00	0.00	0.00	(5.89)

Reverse:	Unrealized (gains) losses included in OCI	(0.05)	1.03	0.00	0.00	4.08	5.06

Analytic Book Value		13.47	14.98	0.37	(1.02)	(3.88)	23.92

Plus:	Net unearned premium revenue, after tax (2)(3)	8.32	6.70	0.00	0.00	0.00	15.02

Plus:	Wind-down Operations future spread adjustment (3)	0.00	0.00	0.00	0.00	(0.61)	(0.61)

Plus:	Loss provision (4)	(1.09)	(0.89)	0.00	0.00	0.00	(1.98)

Adjusted Book Value (5)		$20.70	$20.79	$0.37	($1.02)	($4.49)	$36.35

(1)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative revenue.
(3)	At March 31, 2010 and December 31, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was 5.00% on Insured Derivative installment revenue, impairments and Wind-down Operations future spread adjustment.
(4)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.
(5)	A non-GAAP measure.

Net Income (Loss) per Common Share:

	Three Months Ended
	March 31
	2010	2009
Basic	($7.22)	$3.34
Diluted	($7.22)	$3.34

Weighted-Average Number of Common Shares Outstanding:
Basic	204,938,455	208,504,957
Diluted	204,938,455	208,504,957

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2010	December 31, 2009

Policyholders' surplus	$ 740.3	$ 653.4
Contingency reserve	1,365.0	1,356.0

Statutory capital	2,105.3	2,009.4

Unearned premium reserve	3,050.1	3,125.5
Present value of installment premiums (1)	264.9	270.2

Premium resources (2)	3,315.0	3,395.7

Loss and loss adjustment expense reserves	152.0	136.0

Total claims-paying resources	$ 5,572.3	$ 5,541.1

Net debt service outstanding	$804,773.0	$821,687.6

Capital ratio (3)	382:1	409:1

Claims-paying ratio (4)	182:1	189:1

MBIA Insurance Corporation
	March 31, 2010	December 31, 2009

Policyholders' surplus	$ 1,981.6	$ 2,053.0
Contingency reserve	1,502.8	1,447.6

Statutory capital	3,484.4	3,500.6

Unearned premium reserve	705.9	726.2
Present value of installment premiums (5)	1,678.9	1,739.5

Premium resources (2)	2,384.8	2,465.7

Loss and loss adjustment expense reserves	255.7	561.0

Total claims-paying resources	$ 6,124.9	$ 6,527.3

Net debt service outstanding	$254,356.9	$264,562.5

Capital ratio (3)	73:1	76:1

Claims-paying ratio (4)	48:1	47:1

(1)	At March 31, 2010 and December 31, 2009 the discount rate was 5.09%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.
(5)	At March 31, 2010 and December 31, 2009 the discount rate was 6.51%.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Greg Diamond +1-914-765-3190